Filed Pursuant to Rule 424(b)(3)

File Number 333-192476

FANTEX, INC.

SUPPLEMENT NO. 2 TO

MARKET-MAKING PROSPECTUS DATED

APRIL 25, 2014

THE DATE OF THIS SUPPLEMENT IS June 12, 2014

On May 29, 2014, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On May 28, 2014, Fantex, Inc., a Delaware corporation (the “Company”), issued a press release announcing that its Board of Directors declared a dividend of $0.70 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Vernon Davis”). The dividend is payable on August 18, 2014 to all Fantex Vernon Davis stockholders of record as of the close of business on August 15, 2014.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release issued by the Company dated as of May 28, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2014	FANTEX, INC.

	By:	/s/ David Mullin
	Name:	David Mullin
	Title:	Chief Financial Officer

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Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press release issued by the Company dated as of May 28, 2014.

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Exhibit 99.1

Fantex, Inc. Declares Cash Dividend For Fantex Vernon Davis

Company Announces $0.70 per Share Dividend

SAN FRANCISCO, Calif., May 28, 2014 — Fantex, Inc. announced that its Board of Directors has declared a dividend of $0.70 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (Fantex Vernon Davis: Ticker VNDSL).

In its first Initial Public Offering of stock tied to the cash flows of a professional athlete’s brand, Fantex, Inc. sold 421,100 shares of Fantex Vernon Davis at $10 per share. That offering closed on April 28, and secondary trading commenced later that day on the Fantex Brokerage Services, LLC alternative trading system at Fantex.com.

“Fantex Vernon Davis is tied to the value and performance of Vernon Davis’ brand, and we’re thrilled to announce our first dividend payment to investors,” said Fantex CEO and co-founder Buck French.

The dividend is payable on August 18, 2014 to all Fantex Vernon Davis stockholders of record as of the close of business on August 15, 2014. The payment date follows the first time Vernon Davis is anticipated to take the field in the San Francisco 49ers’ inaugural pre-season game at the new Levi’s Stadium.

About Fantex

Based in San Francisco, Fantex Holdings serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services. Fantex, Inc., is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of this brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.